                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]   Preliminary Proxy Statement
[   ]   Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
[ X ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12


                        EDUCATION MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[ X ]   No fee required.
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)  Title of each class of securities to which transaction applies:

        (2)  Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)  Proposed maximum aggregate value of transaction:

        (5)  Total fee paid:

[   ]   Fee paid previously with preliminary materials.

[   ]   Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount Previously Paid:
        (2)  Form, Schedule or Registration No.:  ____________________
        (3)  Filing Party:  __________________________________________
        (4)  Dated Filed:  ___________________________________________

                        EDUCATION MANAGEMENT CORPORATION
                                300 SIXTH AVENUE
                              PITTSBURGH, PA 15222

October 8, 1997

Dear Shareholder,

     You are cordially invited to attend the Annual Meeting of Shareholders to be held commencing at 10:00 a.m. on Thursday, November 6, 1997, at the Rihga Royal Hotel, 151 West 54th Street, New York, New York.

     Regardless of whether you plan to attend, we urge you to participate in the business of the Annual Meeting by completing and returning the enclosed proxy as promptly as possible. Your vote is important.

     The accompanying Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by the shareholders. The Proxy Statement also contains information about the roles and responsibilities of the Board of Directors and the committees of the Board and provides important information about each nominee for election as a director.

                                        Sincerely,

                                        /s/ ROBERT B. KNUTSON

                                        Robert B. Knutson
                                        Chairman and Chief Executive Officer

                        EDUCATION MANAGEMENT CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 6, 1997

     The 1997 Annual Meeting of Shareholders of Education Management Corporation will be held on Thursday, November 6, 1997, commencing at 10:00 a.m., local time, at the Rihga Royal Hotel, 151 West 54th Street, New York, New York, for the following purposes:

1. To elect three Class I Directors to serve until the Annual Meeting of Shareholders to be held in the year 2000.

2. To ratify the selection by the Board of Directors of Arthur Andersen LLP as independent public accountants for the current fiscal year.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All shareholders of record at the close of business on September 29, 1997 will be entitled to vote at the meeting. The stock transfer books of Education Management Corporation will remain open following the record date.

     It is important that your shares be represented at the meeting. Whether or not you expect to be present, please fill in, date and sign the enclosed proxy and return it in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

                                        By Order of the Board of Directors,

                                        /s/ FREDERICK W. STEINBERG

                                        Frederick W. Steinberg
                                        Vice President, General Counsel and
                                        Secretary

October 8, 1997

                        EDUCATION MANAGEMENT CORPORATION
                                300 SIXTH AVENUE
                              PITTSBURGH, PA 15222

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON THURSDAY, NOVEMBER 6, 1997

     This Proxy Statement and the accompanying proxy are being furnished to shareholders on or about October 9, 1997 in connection with the solicitation by the Board of Directors (the "Board") of Education Management Corporation (the "Company") of proxies for voting at the Annual Meeting of Shareholders to be held commencing at 10:00 a.m., local time, on Thursday, November 6, 1997, at the Rihga Royal Hotel, 151 West 54th Street, New York, New York and at any adjournments of that meeting (the "Annual Meeting"). Each proxy will be voted in accordance with the shareholder's instructions set forth therein, although, to the extent no choice is specified, a proxy will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting. Any proxy may be revoked by a shareholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED, WITHOUT EXHIBITS, AT NO CHARGE TO A SHAREHOLDER UPON WRITTEN REQUEST ADDRESSED TO THE INVESTOR RELATIONS DEPARTMENT, EDUCATION MANAGEMENT CORPORATION, 300 SIXTH AVENUE, PITTSBURGH, PA 15222. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

     At the close of business on September 29, 1997, the record date for determining the shareholders entitled to vote at the Annual Meeting, there were outstanding and entitled to be voted an aggregate of 14,434,737 shares of Common Stock, $.01 par value (the "Common Stock"), of the Company. Shareholders are entitled to one vote per share. The presence in person or by proxy of shareholders holding a majority of the shares of Common Stock outstanding as of the record date will constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock present in person or by proxy (including shares which are present but are not voted with respect to one or both of the proposals presented for shareholder approval) will be counted for purposes of determining whether a quorum is present.

     The election of directors and the ratification of the appointment of the independent public accountants each requires the affirmative vote of the holders of a majority of the shares of Common Stock voting thereon at the Annual Meeting. Shares whose holders abstain from voting with respect to a specific proposal and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular proposal will not be counted as having been voted with respect to such proposal. Accordingly, neither broker non-votes nor abstentions will have any effect on whether either of the two proposals is approved since each proposal merely requires the affirmative votes of the holders of a majority of the shares voting on that proposal.

     The Board knows of no matters, other than those set forth below, that are to be brought before the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by such proxy in accordance with their judgment on such matters.

     All expenses of the solicitation of proxies will be borne by the Company. Present and former directors and officers and other employees of the Company may solicit proxies by telephone, telegram or mail, or by meeting with shareholders or their representatives. The Company will reimburse brokers, banks and other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners.

PROPOSAL ONE: ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of seven directors divided into three classes. The Board is comprised of three Class I Directors, two Class II Directors and two Class III Directors, with all directors holding office for staggered terms. Each director will serve (subject to his or her earlier death, resignation or removal) until the Annual Meeting of Shareholders held in the year in which his or her term is scheduled to expire or thereafter until such director's successor is elected and has qualified.

     At the Annual Meeting, three directors are to be elected to hold office for three-year terms scheduled to expire at the Annual Meeting of Shareholders to be held in the year 2000 (the "2000 Annual Meeting of Shareholders"). Unless there is a contrary indication, the persons named in the accompanying proxy intend to vote the shares represented by such proxy for the election to the Board of Robert H. Atwell, William M. Campbell, III, and Albert Greenstone, the current Class I Directors whose terms expire this year.

     Each of the nominees has consented to serve as a director. If for any reason a nominee should become unable or unwilling to accept nomination or election, the persons named in the accompanying proxy intend to vote the shares represented by such proxy for the election of such other person as the Board may recommend. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.

     A brief summary of each director's principal occupation and business affiliations and certain other information follows.

NOMINEES AS DIRECTORS FOR TERMS EXPIRING AT THE 2000 ANNUAL MEETING OF SHAREHOLDERS

     Robert H. Atwell, age 66, has been a director of the Company since 1996. He is a graduate of the College of Wooster (B.A., Political Science 1953) and of the University of Wisconsin (M.A., Public Administration 1957). From 1965 to 1970, Mr. Atwell was the vice chancellor for administration, University of Wisconsin at Madison, and, from 1970 to 1984, he was the president of Pitzer College. From 1984 until November 1996, Mr. Atwell was the president of the American Council on Education. On November 1, 1996, he joined A.T. Kearney, Inc., a global consulting firm.

     William M. Campbell, III, age 37, has been a director of the Company since 1996. He is a graduate of Harvard College (B.A., Economics 1982) and Harvard University Graduate School of Business Administration (M.B.A., 1987). From 1991 to 1995, Mr. Campbell was the senior vice president, drama development, for Warner Brothers Television. Since 1995, he has been the executive vice president of CBS Entertainment.

     Albert Greenstone, age 70, is the president emeritus of The National Center for Professional Development, a unit of the Company, and has been a director of the Company since 1973. He attended the University of Virginia (1946 to 1948) and graduated from the University of Georgia Law School (J.D., 1950). Mr. Greenstone joined the Company in 1972 as president and chief executive officer of The National Center for Paralegal Training and became the president emeritus of The National Center for Professional Development in 1994.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

DIRECTORS CONTINUING IN OFFICE

     TERMS EXPIRING AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD IN THE YEAR 1998

     James J. Burke, Jr., age 45, has been a director of the Company since 1986. He is a graduate of Brown University (B.A., Psychology 1973) and Harvard University Graduate School of Business Administration (M.B.A., 1979). From 1987 to 1994, he was the president and chief executive officer of Merrill Lynch Capital Partners, Inc. and a managing director of Merrill Lynch, Pierce, Fenner & Smith Incorporated. He has been a partner of Stonington Partners, Inc., a private investment firm, since July 1994. Mr. Burke serves on the boards of directors of Ann Taylor Stores Corporation, Borg-Warner Security Corporation, Pathmark Stores, Inc., Supermarkets General Holdings Corporation and United Artists Theatre Circuit, Inc.

     Miryam L. Drucker, age 52, is the Vice Chairman of the Company and has been a director of the Company since 1990. She is a graduate of the Universidad del Zulia, Venezuela (B.A., Journalism 1965). Ms. Drucker joined the Company in 1984. From 1985 to 1987, she was the president of The Art Institute of Dallas and, from 1987 to 1988, she was the president of The Art Institute of Fort Lauderdale. From 1988 to 1989, she was the head of The Art Institutes and, from 1989 to 1996, she was the Company's President and Chief Operating Officer. Ms. Drucker is the wife of Robert B. Knutson.

     TERMS EXPIRING AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD IN THE YEAR 1999

     Robert B. Knutson, age 63, has been the Chairman and Chief Executive Officer of the Company since 1986 and a director of the Company since 1969. He is a graduate of the University of Michigan (B.A., Economics 1956) and was a fighter pilot with the U.S. Air Force from 1957 to 1962. Mr. Knutson joined the Company as a director in 1969, became its President in 1971 and the Chairman, President and Chief Executive Officer in 1986. Mr. Knutson is the husband of Miryam L. Drucker.

     James S. Pasman, Jr., age 66, was elected to the Board in July 1997. He is a graduate of Upsala College (B.B.A., 1956) and the Stern School of Business at New York University (M.B.A., 1962). From 1987 to 1989, Mr. Pasman was the chairman and chief executive officer of Kaiser Aluminum and Chemical Corp. and, prior to that, vice chairman of the Aluminum Company of America. From 1989 to 1991, he was the president and chief operating officer of National Intergroup, Inc. and chairman of the board of Permian Oil Corp. Since then, Mr. Pasman has been retired. Mr. Pasman serves on the boards of directors of BEA Income Fund, Inc., BEA Global Income Fund, Inc., BT Insurance Funds Trust and Tyco International, Ltd.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating Committee.

     The Audit Committee reviews and makes recommendations to the Board with respect to the selection of the Company's independent public accountants, the fees to be paid to such accountants, the adequacy of the audit and accounting procedures of the Company, and such other matters as are specifically delegated to the Audit Committee by the Board. The Audit Committee held one meeting during fiscal 1997. The members of the Audit Committee during fiscal 1997 were Mr. Burke, Ms. Drucker and Harvey Sanford. (Mr. Sanford died in April 1997.) As of the date of this Proxy Statement, the members of the Audit Committee are Messrs. Pasman (Chair), Burke and Greenstone.

     The Compensation Committee recommends to the Board the management remuneration policies of the Company, including but not limited to increases in salary rates and fringe benefits of elected officers, other remuneration plans such as incentive compensation and deferred compensation, and directors' compensation and benefits. The Compensation Committee also administers the Company's stock-based compensation plans, except that the full Board administers those stock-based compensation plans with respect to their applicability to directors of the Company. The Compensation Committee held two meetings during fiscal 1997. The members of the Compensation Committee during fiscal 1997 were Messrs. Burke, Campbell, Knutson and Sanford. As of the date of this Proxy Statement, the members of the Compensation Committee are Messrs. Burke (Chair), Campbell, Greenstone and Pasman.

     The Nominating Committee proposes to the full Board nominees for election to the Board and its standing committees. The Nominating Committee held no meetings during fiscal 1997. The members of the Nominating Committee during fiscal 1997 were Mr. Burke, Ms. Drucker and Mr. Sanford. As of the date of this Proxy Statement, the members of the Nominating Committee are Mr. Knutson (Chair), Mr. Atwell and Ms. Drucker. In considering persons to nominate for election as directors, the Nominating Committee will consider recommendations from shareholders that are submitted in accordance with the following procedures. Any such recommendation must be received by the Secretary of the Company on behalf of the Nominating Committee not less than 60 nor more than 90 days in advance of the first anniversary of the previous year's annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, the shareholder must deliver such recommendation no later than the close of business on the fifth day following the date on which public announcement of the date of such meeting is first made. The letter setting forth a shareholder's recommendation for nomination must include the name and address of that shareholder, a description of any arrangement or understanding between that shareholder and each person being recommended as a nominee with respect to the Company or such recommendation and such other information regarding each person being recommended as a nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission concerning such person as a nominee. In addition, any such letter must be accompanied by a consent from each person being recommended to serve as a director if elected.

     During fiscal 1997, there were four regular meetings and four special meetings of the Board. Excluding Mr. Pasman, who did not become a director of the Company until July 1997, each of the directors named above attended 75% or more of the aggregate number of meetings of the Board of Directors of the Company and the standing committees on which he or she served during fiscal 1997.

SECURITY OWNERSHIP

     The following table sets forth, as of September 29, 1997, the number of shares of Common Stock beneficially owned by (i) any person (including any group) known by management to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table and
(iv) all directors and executive officers as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                                                                     PERCENTAGE OF
                                                               NUMBER OF SHARES    OUTSTANDING SHARES
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)                   OWNED                OWNED
          ---------------------------------------              ----------------    ------------------
Education Management Corporation Employee
Stock Ownership Trust.......................................       3,495,578              24.2%
Merrill Lynch Entities(2)...................................         971,378               6.7
The Northwestern Mutual Life Insurance Company..............       1,171,810               8.1
Robert B. Knutson(3)(4).....................................       2,107,352              14.6
Robert H. Atwell(5).........................................          11,250                 *
James J. Burke, Jr.(6)......................................          31,979                 *
William M. Campbell, III(7).................................           3,750                 *
Miryam L. Drucker(3)(8).....................................         297,175               2.0
Albert Greenstone(5)........................................          45,585                 *
James S. Pasman, Jr.........................................           2,000                 *
Patrick T. DeCoursey(9).....................................         129,455                 *
Robert T. McDowell(10)......................................          94,791                 *
William M. Webster, IV......................................          37,400                 *
All executive officers and directors as a group(11).........       2,763,953              18.7

---------

* Less than 1%

 (1) The address of each listed shareholder, unless noted otherwise, is c/o Education Management Corporation, 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222.

 (2) Shares of Common Stock beneficially owned by the Merrill Lynch Entities are owned of record as follows: 619,145 shares by Merrill Lynch Capital Appreciation Partnership No. IV, L.P.; 15,828 shares by ML Offshore LBO Partnership No. IV; 28,402 shares by ML IBK Positions, Inc.; 275,273 shares by Merrill Lynch Capital Corporation; 16,496 shares by ML Employees LBO Partnership No. I, L.P.; and 16,234 shares by Merrill Lynch KECALP L.P. 1986.

 (3) Mr. Knutson and Ms. Drucker, who are husband and wife, disclaim beneficial ownership of each other's shares.

 (4) Includes 15,000 shares of Common Stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

 (5) Includes 3,750 shares of Common Stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

 (6) Mr. Burke is a director of a corporation which is the general partner of a partnership which in turn is a general partner of certain of the Merrill Lynch Entities. Mr. Burke disclaims beneficial ownership of any shares held by any of the Merrill Lynch Entities.

 (7) The 3,750 shares of Common Stock are receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

 (8) Includes 158,262 shares of Common Stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

 (9) Includes 87,500 shares of Common Stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(10) Includes 44,631 shares of Common Stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(11) Includes 319,143 shares of Common Stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

PROPOSAL TWO: RATIFY THE SELECTION BY THE BOARD OF DIRECTORS OF ARTHUR ANDERSEN
              LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE CURRENT FISCAL YEAR

     In accordance with the recommendation of the Audit Committee, the Board has reappointed Arthur Andersen LLP as independent public accountants of the Company for fiscal 1998. Although ratification of this reappointment is not legally required, the Board believes it is appropriate for the shareholders to ratify such action. In the event that the shareholders do not ratify the selection of Arthur Andersen LLP as the Company's independent public accountants, the Company will reconsider such appointment. A representative of Arthur Andersen LLP, which has served as the Company's independent public accountants for over 20 years, will attend the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Board reserves the right to replace the independent public accountants at any time upon recommendation of the Audit Committee.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information concerning the Company's executive officers.

              NAME                  AGE                          POSITION
              ----                  ---                          --------
Robert B. Knutson................   63     Chairman and Chief Executive Officer and Director
Miryam L. Drucker................   52     Vice Chairman and Director
Patrick T. DeCoursey.............   52     Executive Vice President
Robert T. McDowell...............   43     Senior Vice President, Chief Financial Officer and
                                           Treasurer
Carol J. Viola...................   59     Vice President, Education

     Robert B. Knutson has been the Chairman and Chief Executive Officer of the Company since 1986 and a director of the Company since 1969. He is a graduate of the University of Michigan (B.A., Economics 1956) and was a fighter pilot with the U.S. Air Force from 1957 to 1962. Mr. Knutson joined the Company as a director in 1969, became its President in 1971 and the Chairman, President and Chief Executive Officer in 1986. Mr. Knutson is the husband of Miryam L. Drucker.

     Miryam L. Drucker is the Vice Chairman of the Company and has been a director of the Company since 1990. She is a graduate of the Universidad del Zulia, Venezuela (B.A., Journalism 1965). Ms. Drucker joined the Company in 1984. From 1985 to 1987, she was the president of The Art Institute of Dallas and, from 1987 to 1988, she was the president of The Art Institute of Fort Lauderdale. From 1988 to 1989, she was the head of The

Art Institutes and, from 1989 to 1996, she was the Company's President and Chief Operating Officer. Ms. Drucker is the wife of Robert B. Knutson.

     Patrick T. DeCoursey is the Executive Vice President of the Company responsible for the operation of the Company's schools. He is a graduate of Maryknoll College (B.A., Philosophy, Spanish 1967). Mr. DeCoursey joined the Company as president of The Art Institute of Dallas in 1991. In 1993 he became an Executive Vice President of the Company.

     Robert T. McDowell is the Senior Vice President, Chief Financial Officer and Treasurer of the Company. He is a graduate of the University of Pittsburgh (M.B.A., 1978; B.A., Economics 1977). Mr. McDowell joined the Company in 1988. From 1990 to 1993, Mr. McDowell was the Treasurer of the Company.

     Carol J. Viola is the Vice President, Education of the Company. She is a graduate of Northern Illinois University (Ed. D., Curriculum and Instruction 1982; C.A.S., Community College Curriculum and Instruction 1975; M.A., Speech 1965; B.A., Speech and English 1960). From 1987 to 1994, Ms. Viola was Provost, Open Campus, College of DuPage in Illinois. She joined the Company in 1994.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market.

     Based on a review of the forms it has received, the Company believes that during the fiscal year ended June 30, 1997 all such Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with by such persons.

CERTAIN TRANSACTIONS

     Mr. Knutson is a limited partner, with no managerial authority, in Ocean World Associates Ltd. The Art Institute of Fort Lauderdale leases one of its buildings from Ocean World Associates Ltd. for approximately $1.3 million annually.

     Mr. Knutson and Mr. Greenstone are limited partners, with no managerial authority, in AIPH Limited Partnership, which is a general partner of The Art Institute of Philadelphia Limited Partnership. The Art Institute of Philadelphia leases one of its buildings from The Art Institute of Philadelphia Limited Partnership for approximately $516,000 annually.

     In connection with acquiring shares of Common Stock: (i) in July 1995, Mr. DeCoursey incurred indebtedness to the Company in an aggregate amount of $133,400; and (ii) in September 1991, February 1992 and July 1995, Mr. McDowell incurred indebtedness to the Company in the aggregate amount of $179,700. The largest principal amount of such indebtedness outstanding during the fiscal year ended June 30, 1997 was approximately $133,400, in the case of Mr. DeCoursey, and $158,000, in the case of Mr. McDowell. Interest rates on such indebtedness were 6.28% for Mr. DeCoursey and 9%, 6.28% and 6.75% for Mr. McDowell. As of the date of this Proxy Statement, Messrs. DeCoursey and McDowell have prepaid all such indebtedness in full.

     On August 9, 1996, the Company redeemed 75,000 shares of its Series A 10.19% Convertible Preferred Stock, $.0001 par value (the "Series A Preferred Stock"), from the Company's Employee Stock Ownership Plan and Trust (the "ESOP") at a redemption price of $101.43 per share (the equivalent of $13.14 per share of Common Stock), plus aggregate accrued and unpaid dividends thereon equal to $83,750 (or the equivalent of $.14 per share of Common Stock). The Company financed such redemption with borrowings under its Amended and Restated Credit Agreement, dated March 16, 1995, as amended.

     On August 9, 1996, the ESOP purchased a total of 594,235 shares of Common Stock from 18 current or former members of the Company's management (including three executive officers of the Company) at a price of $12.50 per share, or $7,427,937 in the aggregate. No management shareholder sold more than 20% of the total number of shares he or she beneficially owned in that transaction.

     In connection with the initial public offering of shares of Common Stock on October 31, 1996 (the "Offering"), the ESOP converted all the shares of Series A Preferred Stock it then owned into 1,124,977 shares of Common Stock.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following tables set forth certain information concerning the compensation of, option grants to, and aggregate options held by, the Company's Chairman and Chief Executive Officer, the Company's three other most highly compensated executive officers during fiscal 1997 and one other individual who is a former executive officer.

       SUMMARY COMPENSATION TABLE FOR THE FISCAL YEAR ENDED JUNE 30, 1997

                                                                                     LONG-TERM
                                                  ANNUAL COMPENSATION               COMPENSATION
                                       -----------------------------------------     SECURITIES
                                                                  OTHER ANNUAL       UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR    SALARY($)    BONUS($)     COMPENSATION($)     OPTIONS(#)     COMPENSATION($)(2)
----------------------------   ----    ---------    ---------    ---------------    ------------    ------------------
Robert B. Knutson...........   1997    $ 325,000    $ 300,000           --             60,000            $  6,143
Chairman and                   1996      310,340      225,000           --                 --              44,312
  Chief Executive Officer
Miryam L. Drucker...........   1997      250,000      200,000           --             50,000               5,482
Vice Chairman                  1996      239,664      160,000           --                 --              64,362
Patrick T. DeCoursey........   1997      200,000      185,000           --             50,000               6,855
Executive Vice President       1996      191,672      110,000           --                 --              37,632
Robert T. McDowell..........   1997      166,664      120,000           --             40,000               5,211
Senior Vice President, Chief   1996      150,000       65,000           --                 --              36,604
Financial Officer and
  Treasurer
William M. Webster, IV(1)...   1997      158,333       50,000           --             50,000               4,440
Executive Vice President       1996       21,141           --           --             75,000                  --

---------

(1) Mr. Webster resigned effective May 1, 1997. The salary and bonus shown represents the compensation earned from July 1, 1996 through May 1, 1997. Effective upon his resignation, the options granted him in fiscal 1997 were forfeited.

(2) Such amounts represent the Company's contributions to the ESOP (in 1996 only), its profit-sharing retirement plan (in both years) and its deferred compensation plan (in 1996 only) and the dollar value of life insurance premiums paid by the Company with respect to term life insurance for the benefit of certain executive officers of the Company (in both years).

              OPTION GRANTS IN THE FISCAL YEAR ENDED JUNE 30, 1997

                                     INDIVIDUAL GRANTS                                         POTENTIAL REALIZABLE
                                 --------------------------                                      VALUE AT ASSUMED
                                 NUMBER OF      % OF TOTAL                                       ANNUAL RATES OF
                                 SECURITIES      OPTIONS                                     STOCK PRICE APPRECIATION
                                 UNDERLYING     GRANTED TO     EXERCISE OR                       FOR OPTION TERM
                                  OPTIONS      EMPLOYEES IN    BASE PRICE     EXPIRATION    --------------------------
             NAME                GRANTED(#)    FISCAL YEAR      ($/SHARE)        DATE         5%($)          10%($)
             ----                ----------    ------------    -----------    ----------    ----------    ------------
Robert B. Knutson.............     33,336         5.30%           $15.00      10/29/06       $314,358      $  797,064
                                   26,664          4.20           16.50       10/29/01        121,552         268,598
Miryam L. Drucker.............     50,000          7.90           15.00       10/29/06        471,500       1,195,500
Patrick T. DeCoursey..........     50,000          7.90           15.00       10/29/06        471,500       1,195,500
Robert T. McDowell............     40,000          6.30           15.00       10/29/06        377,200         956,400
William M. Webster, IV(1).....     50,000          7.90           15.00       10/29/06        471,500       1,195,500

---------

(1) Mr. Webster resigned effective May 1, 1997. Effective upon his resignation, the options granted him in fiscal 1997 were forfeited.

              AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1997
                      AND JUNE 30, 1997 OPTION/SAR VALUES

                                                                                                  NUMBER OF
                                                              NUMBER             VALUE OF         SECURITIES         VALUE OF
                                                           OF SECURITIES       UNEXERCISED,       UNDERLYING       UNEXERCISED,
                                SHARES                      UNDERLYING         EXERCISABLE     UNEXERCISED AND    UNEXERCISABLE
                               ACQUIRED                    UNEXERCISED &       IN-THE-MONEY     UNEXERCISABLE      IN-THE-MONEY
                                  ON          VALUE     EXERCISABLE OPTIONS     OPTIONS AT        OPTIONS AT        OPTIONS AT
           NAME               EXERCISE(#)  REALIZED($)  AT JUNE 30, 1997(#)  JUNE 30, 1997($)  JUNE 30, 1997(#)  JUNE 30, 1997($)
           ----               -----------  -----------  -------------------  ----------------  ----------------  ----------------
Robert B. Knutson..........          --            --              --                   --          60,000           $620,003
Miryam L. Drucker..........          --            --         145,762           $3,333,106          50,000            550,000
Patrick T. DeCoursey.......          --            --          75,000            1,522,500          50,000            550,000
Robert T. McDowell.........          --            --          34,631              790,523          40,000            440,000
William M. Webster, IV.....      18,750     $ 229,687              --                   --          14,063            210,945

---------

(1) In August 1996, the Board provided for the vesting of the approximately 11% of the then-outstanding options that had not previously vested in accordance with their terms (other than Mr. Webster's).

(2) Based on the closing price of the Common Stock on June 30, 1997 of $26.00 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPANTS

     The Company's Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for key executives of the Company. The Compensation Committee during fiscal 1997 consisted of Mr. Burke, Mr. Campbell, Mr. Knutson and Harvey Sanford, who died in April 1997. Mr. Knutson serves as the Chairman and Chief Executive Officer of the Company.

EMPLOYMENT AGREEMENT

     The Company and Mr. Knutson have entered into an amended and restated employment agreement, dated as of August 15, 1996, with an initial term ending June 30, 2000 (the "Employment Agreement"). The Employment Agreement is subject to successive, automatic one-year extensions unless either party gives written notice of non-extension to the other party at least 270 days prior to the then-current expiration date. Under the terms of the Employment Agreement, Mr. Knutson will serve as Chairman and Chief Executive Officer of the Company and is to receive a base salary at an annual rate of $325,000, subject to adjustment, and incentive compensation and other employee benefits under the various benefit plans and programs maintained by the Company.

     The Employment Agreement will terminate prior to the scheduled expiration date in the event of the death or disability of Mr. Knutson. In addition, the Company may terminate the Employment Agreement with or without cause (as defined therein) and Mr. Knutson may resign upon 30 days' advance written notice to the Company. If Mr. Knutson is discharged from his employment by the Company without cause or if he resigns with good reason (as defined therein), he will continue to receive payment of his base salary, average incentive compensation and other benefits for the remainder of the term of the Employment Agreement, or a period of one year following the date of termination, whichever is longer. In addition, all of Mr. Knutson's stock options will become fully vested and exercisable. The Employment Agreement contains non-competition, non-interference and confidentiality covenants on the part of Mr. Knutson.

DIRECTORS' COMPENSATION

     The Company provides each non-employee director with the following compensation: (i) a $12,000 annual retainer and reimbursement for out-of-pocket expenses, (ii) a $1,000 fee for each Board meeting attended, (iii) a $500 fee for each committee meeting attended that is not held on the same day as a Board meeting, (iv) pursuant to the Company's 1996 Stock Incentive Plan, a non-discretionary grant of an option to purchase 7,500 shares of Common Stock, such grant to be made on the date that a non-employee director is first elected to the Board, which option vests 50% on the first anniversary and 50% on the second anniversary of such grant, and (v) pursuant to the Company's 1996 Stock Incentive Plan, an annual non-discretionary grant of an option to purchase 2,500 shares of Common Stock, such grant to be made on the date of each annual meeting of the Company's shareholders while such director remains a director, which option will vest 50% on the first anniversary and 50% on the second anniversary of that meeting. The exercise price for each such non-employee director stock option will be the fair market value on the date of grant of the shares subject to the option. All such options will have a ten-year term. Directors who are employees of the Company receive no additional compensation for serving on the Board.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     COMPENSATION PHILOSOPHY AND PROGRAMS

     The Compensation Committee of the Board (the "Committee") is responsible for, among other things, reviewing and administering the Company's policies governing compensation, employee benefits and incentive plans for its executive officers. During fiscal 1997, the Committee was comprised of three non-employee directors, Harvey Sanford (who died in April 1997), James J. Burke, Jr., and William M. Campbell, III, and one employee director, Robert B. Knutson. Mr. Knutson did not participate in any discussions concerning his compensation, employee benefits or stock option grants during fiscal 1997. The Committee met two times during fiscal 1997. As of the date of this Proxy Statement, the members of the Committee are Messrs. Burke (Chair), Campbell, Greenstone and Pasman.

     Prior to the Offering, the Committee discussed and made recommendations to the full Board with respect to the compensation to be paid and benefits to be provided to executive officers of the Company, although neither the Board nor the Committee had established specific policy guidelines concerning those matters. In that regard, the compensation arrangements for the Company's senior executives through the end of fiscal 1997 were affected by the Company's history as a private company until the consummation of the Offering in November 1996. In the future, the compensation and benefits of the Company's officers will be determined in accordance with the policies set forth below.

     The key objectives of the Committee's policies on compensation and benefits will be to enhance the Company's ability to attract and retain highly qualified executives, to establish and maintain compensation and benefit programs that are fair and competitive with those of comparable organizations, and to develop and maintain executive compensation programs that link compensation to the short-term and long-term performance of the Company and the interests of its shareholders.

     The primary elements in the Company's compensation program for its executive officers will be an annual base salary, an annual cash bonus and long-term incentive grants, which at the present time are likely to be in the form of stock options.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), restricts the deductibility for federal income tax purposes of the compensation paid to the chief executive officer and each of the four other most highly compensated executive officers of an entity for any fiscal year to the extent that such compensation exceeds $1,000,000 and does not qualify as "performance-based" as defined under the Code. The Committee intends to obtain the fullest compensation deduction possible without sacrificing the flexibility needed to recognize and reward desired performance. The Committee believes that all compensation provided to the Company's executive officers in fiscal 1997 is fully deductible.

     BASE SALARIES

     The annual base salaries for the Company's executive officers for fiscal 1998 were established by the Committee based, in part, upon information available to it concerning the salaries paid to similar officers at comparable, publicly-traded, postsecondary education companies, which were all of the companies included in the peer group index for purposes of the performance graph set forth below other than Strayer Education, Inc. The Committee expects to adjust salaries periodically to take into account competitive market conditions, individual and corporate performance, and changes in job responsibilities.

     ANNUAL CASH BONUS

     The Company provides annual incentives to its executive officers and other key employees in the form of cash bonuses. At the beginning of each fiscal year, performance objectives and corporate goals are established for each eligible individual, although no specific amount is payable on account of the accomplishment of any particular objective or goal. Each bonus payment is based on an individual's achievement of both corporate and personal objectives, with greater emphasis generally placed on the achievement of corporate objectives, although the Company has no set formula to rank those objectives. The amounts of individual bonuses could be limited by the overall amount allocated by the Company for cash bonuses.

     LONG-TERM INCENTIVES

     The Committee administers the Education Management Corporation 1996 Stock Incentive Plan (the "Incentive Plan"), which was adopted by the Company to attract and retain key personnel and non-employee directors. Under the Incentive Plan, the Committee is authorized to grant officers and key employees of the Company and its subsidiaries non-statutory stock options, incentive stock options, stock appreciation rights, limited stock appreciation rights, performance shares and restricted stock with respect to up to 1,250,000 shares of Common Stock.

     The Committee's primary objectives when making grants under the Incentive Plan are to allow key employees to participate in the success of the Company through stock ownership, to provide a strong and direct link between employee compensation and the interests of shareholders, and to encourage recipients to focus on the long-term performance of the Company. The number of shares of Common Stock that are the basis of an award to any individual is determined by the individual's position in and level of responsibility at the Company, which, to a great extent, reflect that individual's ability to influence the Company's long-term performance. The size of the grants previously made to and then held by an individual will be considered by the Committee when determining what number of shares of Common Stock will be the basis of the award to that individual in the then-current year, but will not be an important factor.

     Incentive stock options granted to any holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant must be exercised not later than five years from the date of grant of the options. All other options granted under the Incentive Plan must be exercised within a period fixed by the Committee, which may not exceed ten years from the date of any such grant. Additionally, in the case of incentive stock options granted to any holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant, the exercise price may not be less than 110% of the market value per share of the Common Stock on the date of grant. In all other cases, the exercise price must be not less than the fair market value per share on the date of grant as determined pursuant to the methods and procedures established by the Committee. The Committee sets the exercise price for options granted under the Incentive Plan and is authorized to grant stock appreciation rights, which authorize payments of cash and/or stock to holders of such rights in an amount based on the appreciation in the value of the Common Stock from the date of grant to the date of exercise. Limited stock appreciation rights are stock appreciation rights that become exercisable only upon a Change in Control (as defined in the Incentive Plan) of the Company.

     The Committee also may grant performance shares, the number and value of which are determined by the extent to which the grantee meets performance goals and other terms and conditions set by the Committee. In addition, the Committee is authorized to grant shares of Common Stock subject to restrictions on transferability and other restrictions it may impose, including time-based and performance-based forfeiture restrictions. Such restricted stock is subject to forfeiture upon termination of employment during the restriction period.

     Options and awards granted under the Incentive Plan are not transferable by the grantee other than by will or the laws of descent and distribution, except that the Committee may grant non-statutory stock options that are transferable to immediate family members or trusts or partnerships for such family members. If a Change in Control occurs, all outstanding options and awards will become fully exercisable and all restrictions on outstanding options and awards will lapse. The Incentive Plan also provides that, in the event of changes in the corporate structure of the Company affecting the Common Stock, the Committee will make adjustments in the number, class and/or price of the shares of capital stock subject to awards granted under the Incentive Plan to preserve the proportionate interests of participants in awards and to prevent dilution or enlargement of rights. The number of shares available for future awards will also be adjusted.

     During fiscal 1997, the Company issued options to purchase 609,500 shares of Common Stock under the Incentive Plan to 62 key employees and four non-employee directors. Generally, those options were granted with an exercise price equal to the fair market value per share of the Common Stock on the date of grant, vest on a pro rata basis over four years and expire ten years from the date of grant.

     The Committee also administers the Education Management Corporation Management Incentive Stock Option Plan (the "1993 Option Plan"), which was adopted by the Company to attract and retain talented management and other key employees. The 1993 Option Plan authorizes the grant of non-statutory stock options to officers of the Company or its subsidiaries and certain other key executive and management employees of the Company to purchase up to 200,000 shares of Common Stock. The exercise price of an option granted under the 1993 Option Plan is the fair market value of the subject shares determined as of the date of grant. No option will be granted to a participant who, upon exercise of such option, would own more than 5% of the total combined voting power of all classes of stock of the Company. During fiscal 1997, the Company issued an option to purchase 21,500 shares of Common Stock under the 1993 Option Plan to one key employee. This option was granted with an exercise price equal to the fair market value per share of the Common Stock on the date of grant, vests on a pro rata basis over four years and expires ten years from the date of grant.

     COMPENSATION OF MR. KNUTSON

     Pursuant to a prior version of the Employment Agreement, Mr. Knutson's annual base salary was increased to $325,000 effective November 1995. This amount represented an increase of 15% over the annual base salary of $281,000 previously in effect. In fiscal 1997, Mr. Knutson's annual base salary was not increased. Of the three other executive officers who were executive officers of the Company during fiscal 1995, 1996 and 1997, two received approximately 14% increases in their annual base salaries in fiscal 1996 and none in fiscal 1997 and the other received no increase in fiscal 1996 and an approximately 17% increase in annual base salary in fiscal 1997.

     The annual bonus component of Mr. Knutson's compensation has been and will continue to be based upon the Company's overall financial performance and his achievement of individual performance goals, as is the case for all of the Company's executive officers. The Committee also took into account, when determining Mr. Knutson's bonus, information provided by surveys concerning the overall compensation and bonuses paid to executive officers of selected publicly-traded companies with revenues of approximately $150 million, other publicly-traded, postsecondary education companies, and colleges and universities. During fiscal 1997, Mr. Knutson received a bonus payment of $225,000 in respect of fiscal 1996. With respect to fiscal 1997, Mr. Knutson was awarded a bonus of $300,000 in September 1997.

     Effective October 30, 1996, Mr. Knutson was granted under the Incentive Plan a non-qualified option to purchase 33,336 shares of Common Stock at $15 per share, which was the initial public offering price of the Common Stock, and an incentive option to purchase 26,664 shares of Common Stock at $16.50 per share. These grants were made by the Committee to bring Mr. Knutson's long-term incentive compensation in line with the long-term incentive compensation opportunities provided to chief executive officers in comparable, publicly-traded, postsecondary education companies, as well as to recognize Mr. Knutson's increased level of responsibilities following the Offering.

     The Committee believes that the Company's compensation and benefit programs for its executive officers effectively accomplish the objectives stated above.

     COMPENSATION COMMITTEE

     James J. Burke, Jr. (Chair)
     William M. Campbell, III
     Albert Greenstone
     James S. Pasman, Jr.

PERFORMANCE GRAPH

     The performance graph set forth below compares the cumulative total shareholder return on the Common Stock with the Nasdaq Stock Market (U.S.) Index and a Peer Group Index for the period from October 31, 1996 through June 30, 1997. The graph assumes the investment of $100 at the close of trading on October 31, 1996 in the Common Stock, the Nasdaq Stock Market (U.S.) Index and the Peer Group Index and assumes re-investment of all dividends, if any. The peer group consists of the following companies selected on the basis of their similar businesses: Apollo Group, Inc., Computer Learning Centers, Inc., DeVry Inc., ITT Educational Services, Inc., and Strayer Education, Inc. The Company believes that, including itself, these companies represent a substantial portion of the market value of publicly traded companies whose primary business is postsecondary education. The Common Stock commenced trading on the Nasdaq Stock Market on October 31, 1996.

                                         Education
        Measurement Period              Management                             Nasdaq Stock
      (Fiscal Year Covered)             Corporation         Peer Group         Market (U.S.)
10/96                                       100                 100                 100
 6/97                                       173                 126                 119

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD IN 1998

     The date by which shareholder proposals must be received by the Company for inclusion in proxy material relating to the Annual Meeting of Shareholders to be held in 1998 is September 7, 1998.

                                        By Order of the Board of Directors

                                        Frederick W. Steinberg
                                        Vice President, General Counsel and
                                        Secretary
                                        October 8, 1997

                                                                       EXHIBIT A

                                   P R O X Y


                        EDUCATION MANAGEMENT CORPORATION

                300 Sixth Avenue, Pittsburgh, Pennsylvania 15222


          Proxy for Annual Meeting of Shareholders on November 6, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert T. McDowell and Frederick W. Steinberg and each or either of them as proxies, each with power to appoint his substitute and hereby authorizes either of them to represent and to vote all shares of Common Stock of Education Management Corporation, a Pennsylvania corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on November 6, 1997, commencing at 10:00 A.M., local time, at the Rihga Royal Hotel, Majestic West Room, 151 West 54th Street, New York, New York 10019, or any adjournment or postponement thereof, as designated on the reverse side of this proxy card.


                      PLEASE DATE AND SIGN ON REVERSE SIDE


                            o FOLD AND DETACH HERE o

                                                        Mark
                                                    your votes as
                                                     indicated in      [ X ]
                                                     this example

The election of three directors, each for a term of three years:           NOMINEES: Robert H. Atwell

           FOR                   WITHHOLD                                            William M. Campbell, III
   all nominees listed           AUTHORITY
       to the right                 to                                               Albert Greenstone
  (except as marked to           vote for
      the contrary).           all nominees
                                                                           (INSTRUCTIONS: To withhold authority to
         [   ]                    [   ]                                    vote for any nominee, draw a line through
                                                                           such nominee's name.)

2. The proposal to ratify the selection by the Board of Directors of Arthur Andersen LLP as independent public accountants for the Company.

           FOR          AGAINST          ABSTAIN
          [   ]          [   ]            [   ]

IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO
VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE
THE ANNUAL MEETING.



THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF
NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR"
PROPOSALS 1 AND 2.



DATED                                              , 1997
     ----------------------------------------------


---------------------------------------------------------
                      (Signature)


---------------------------------------------------------
                      (Signature)


NOTE: Please sign exactly as name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized partner.




                            o FOLD AND DETACH HERE o